Exhibit 99.1

Transocean Inc. Post Office Box 2765 Houston TX 77252 2765

Analyst Contact:	Gregory S. Panagos
713 232 7551
Media Contact:	Guy A. Cantwell	News Release
	713 232 7647	FOR RELEASE: November 26, 2007

U.K. REGULATORS CLEAR WAY FOR MERGER

IN VIEW OF PARTIES’ PROPOSED UNDERTAKINGS

HOUSTON—The Office of Fair Trading for the United Kingdom (OFT) today announced that, subject to satisfactory undertakings from the parties, it has decided not to refer the proposed merger of Transocean Inc. (NYSE: RIG) and GlobalSantaFe Corporation (NYSE: GSF) to the U.K. Competition Commission for further investigation. Instead, the OFT considers that the undertakings offered by the parties to divest the GlobalSantaFe floaters that would be working in the U.K. sector of the North Sea absent the merger will remedy the possible antitrust concerns identified in the course of its first stage review. The parties’ offer of divestiture includes the GSF Arctic II and the GSF Arctic IV but does not include any jackup rigs. A third GlobalSantaFe floater presently working in the North Sea, the GSF Arctic III, is expected to leave the North Sea upon completion of its current contract, and on that basis was not included in the parties’ offer.

In view of today’s decision by the OFT, the parties still expect to close the transaction as scheduled on November 27, 2007, subject to remaining closing conditions.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 81 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 19 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. The company also has six High-Specification Drillships under construction. With a current equity market capitalization in excess of $37 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, it is scheduled to take delivery of a new ultra-deepwater semisubmersible in 2009 and a new ultra-deepwater drillship in 2010. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Forward-Looking Statements

Statements included in this news release regarding the completion of the proposed transaction, negotiations with regulators, divestitures, benefits, opportunities, timing and effects of the transaction, and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, results of negotiation with regulators, definitive terms of undertakings, consummation of financing, satisfaction of closing conditions, and other factors detailed in risk factors and elsewhere in the companies’ joint proxy statement dated Oct. 2, 2007 and both companies’ Annual Reports on Form 10-K and their respective other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Both companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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